Exhibit 23.1
Consent of Independent Auditors
We consent to the incorporation by reference in the Registration Statements Form S-3 (No. 333-137158) and Forms S-8 (Nos. 333-126902, 333-130087 and 333-150815) of Pike Electric Corporation of our report dated November 17, 2008, with respect to the balance sheet of Shaw Energy Delivery Services, Inc. as of August 31, 2008 and the related statements of operations, shareholder’s equity, and cash flows for the year then ended, included in this Current Report on Form 8-K/A of Pike Electric Corporation.
/s/ KPMG LLP
Charlotte, North Carolina
November 17, 2008